Exhibit 10(g)

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 tel: 203 622 3131 fax: 203 622 6080 www. unitedrentals.com

August 15, 2005

Mr. John N. Milne

87 Maple Avenue South

Westport, CT 06880

Re:	Call of Units issued pursuant to the Private Placement Purchase
Agreement (as defined herein)

Mr. Milne:

Reference is made herein to that certain Private Placement Purchase Agreement between you, as the “Subscriber” and United Rentals, Inc. (the “Company”), amended and restated as of June 28, 1999 (the “Private Placement Purchase Agreement”). Terms used but not defined herein shall have the same meaning ascribed to them in the Private Placement Purchase Agreement.

The Company has determined that (i) you have breached a covenant or obligation to or an understanding with the Company and (ii) conducted yourself in a manner which adversely affects or could adversely affect the Company.

Pursuant to Section 2(b) of the Private Placement Purchase Agreement, the Company hereby delivers to you this Call Notice for (i) 507,251 shares of Common Stock of the Company and (ii) Warrants to purchase 714,286 shares of Common Stock issued to you pursuant to the Private Placement Purchase Agreement.

The Closing of the Call for the securities described above shall take place at 10:00 a.m. on August 29, 2005 (the “Closing Date”) at the offices of the Company, located at 5 Greenwich Office Park in Greenwich, Connecticut. At the Closing, you shall deliver the securities described above, free and clear of all liens, claims and encumbrances. Pursuant to the terms of the Private Placement Purchase Agreement, in consideration for these securities, the Company shall pay to you by wire transfer (i) $9.125 for each share of Common Stock subject to the Call and (ii) $0.625 for each one-half share that may be purchased pursuant to the Warrants subject to the Call, plus in each case a return thereon accruing at the rate of 4% per annum from June 28, 1999 until the Closing Date, for aggregate payment based on your current holdings of such securities equal to $7,037,114.22.

You should inform us immediately if any of the shares described above are subject to a pledge. Should any of such shares be pledged, we will Call such pledged shares by paying to the pledgee the amount of the loans secured by such shares (the principal and accrued interest of which may not exceed purchase price payable pursuant to the Call with respect to such pledged shares), in lieu of paying the consideration described above with respect to such pledged shares, and at the Closing, you will direct the pledgee to deliver such shares to the Company and receive any balance of the purchase price after the delivery of such shares.

Please supply your account information to the Company as soon as possible so that the Closing can be consummated in an orderly manner.

Very truly yours,

UNITED RENTALS, INC.

By:	/S/ WAYLAND R. HICKS
	Name:	Wayland R. Hicks
	Title:	CEO